Exhibit 10.4

Release Agreement

This Release Agreement (the “Agreement”), by and between Internap Corporation (the “Company”) and Peter Aquino (“You” or “Your”) (the Company and You collectively referred to as the “Parties”) is entered into and effective as of May 8, 2020 (the “Effective Date”).  You and the Company previously entered into that certain Employment Agreement, dated as of September 12, 2016, as amended from time to time (the “Employment Agreement.”)

1.         Separation Date.  The Parties acknowledge and agree that Your employment with the Company terminated effective as of May 8, 2020 (the “Separation Date”).  On the earliest to occur of (i) the next regularly schedule payroll date, (ii) the 30th day following the Separation Date, and (iii) any earlier date as required by applicable law, the Company will pay You all accrued but unpaid Base Salary (as defined in the Employment Agreement) as of the Separation Date.

2.         Separation Payments.  Provided that You satisfy the conditions of this Agreement, including the return of all Company property, and do not revoke this Agreement, the Company shall pay You separation payments equal to $2,222,000 in the aggregate, minus all applicable withholdings, including taxes and Social Security (the “Separation Payments”).  The Separation Payments shall be paid on the following schedule, in each case provided that you have returned an executed version of this Agreement to the Company’s Vice President, Human Resources Department, at 250 Williams Street NW, Suite E100, Atlanta Georgia, 30303 with all periods for revocation having expired prior to the 60th day following the Separation Date: (x) $1,652,000 will be paid in equal installments in accordance with the Company’s standard payroll practices, with the first such payment occurring on the first payroll date on or immediately following the 60th day following the Separation Date and the last such payment occurring on the payroll date on or immediately preceding December 31, 2020 and (y) $570,000 will be paid in a lump sum on the second anniversary of the Separation Date.  Notwithstanding the foregoing payment schedule, any unpaid Separation Payments, subject to compliance with the execution and non-revocation requirements of the preceding sentence, will become immediately payable upon the consummation of a Change of Control (as defined in the Employment Agreement) which occurs following the Separation Date.  Because You are no longer employed, Your rights to any particular employee benefit shall be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements.  Additionally, the Company will pay You a lump sum payment of $200,000 on the earliest to occur of (i) the first payroll date in March of 2021 (but no later than March 15, 2021) and (ii) the consummation of a Change of Control which occurs following the Separation Date, minus all applicable withholding, including taxes and Social Security, in full satisfaction of all amounts owed to You under the Long-Term Cash Award Agreement entered into by and between You and the Company as of April 8, 2019; following such payment, You will have no further rights to any payments or benefits under such Long-Term Cash Award Agreement.  You acknowledge that the Separation Date shall be the date used in determining benefits under all Company employee benefit plans. The Company’s obligation to provide You with the payments set forth above shall terminate immediately upon any material breach by You of this Agreement or any post-termination obligations to which You are subject.  You agree that the treatment of any equity-based compensation awards granted to You by Company under an Equity Agreement (as defined in the Employment Agreement) will be governed by the terms of such awards and such Equity Agreement. Following the Separation Date, the Company will not grant You any equity-based compensation awards.

Notwithstanding anything to the contrary set forth above, if You breach this Agreement, You acknowledge and agree that: (a) You shall return to the Company ninety-five percent (95%) of the Separation Payments within ten (10) calendar days after receiving notice from the Company of Your breach, as such amount is not deemed earned absent Your full compliance with this Agreement; and (b) the remaining five percent (5%) of the Separation Payments shall constitute full and complete consideration sufficient to support enforcement of this Agreement against You, including, but not limited to, enforcement of Your release of claims set forth below.

3.           Release.  In exchange for the consideration set forth above, You release and discharge the Company1 from any and all claims, charges, or lawsuits of any kind or nature (and will not cause any action or claim to be commenced) based upon facts, transactions, or omissions that occurred on or before the date You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of the Employment Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims to stock options, claims to the vesting of stock options, claims arising out of or relating to equity or other ownership interest in the Company, claims for breach of contract, claims for tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims arising out of or relating to equity or other ownership interest in the Company, claims to commissions, attorneys’ fees, or any other compensation.  You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that You do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination allegations or to waive such claims. You acknowledge and represent that You (i) have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company, and (ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act.  Notwithstanding the foregoing, the release of claims set forth in this Section does not waive (x) Your right to receive benefits under the Company’s 401(k) or pension plans, if any, that either (a) have accrued or vested prior to the Effective Date, or (b) are intended, under the terms of such plans, to survive Your separation from the Company, (y) Your rights to be indemnified under the Indemnity Agreement (as defined in the Employment Agreement) or any other indemnification arrangement or D&O insurance policy applicable to You or (z) Your rights to enforce this Agreement.

4.         ADEA/OWBPA Waiver.  By agreeing to this provision, You release and waive any right or claim against the Company1 arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), and the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”) (such release and waiver referred to as the “Waiver”). You understand and agree that, (i) this Agreement is written in a manner that You understand; (ii) You do not release or waive rights or claims that may arise after You sign this Agreement; (iii) You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled; (iv) You are advised to consult with an attorney before signing this Agreement; (v) You have twenty-one (21) calendar days from receipt of this Agreement to consider whether to sign it (the “Offer Period”).  The Parties agree that the Company may revoke this offer at any time.  However, if You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period.  You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (vi) You have seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”).  If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the consideration set forth in this Agreement. To be effective, the revocation must be in writing and received by [the Company’s Vice President, Human Resources Department, at 250 Williams Street NW, Suite E100, Atlanta Georgia, 30303], prior to expiration of the Revocation Period; and (vii) this Waiver shall not become effective or enforceable until the Revocation Period has expired.

5.          No Admission of Liability. This Agreement is not an admission of liability by the Company.1  The Company denies any liability whatsoever.  The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.

6.           Restrictive Covenants and Dispute Resolution.  You acknowledge and agree that You continue to be subject to the provisions of Articles V and VI and Section 7.2 of the Employment Agreement, the terms of which survive Your separation from the Company and are incorporated herein mutatis mutandis.

7.        Return of Company Property. You shall immediately return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company.  You shall not (a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (b) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.

1 For purposes of Section 3, 4, and 5 of this Agreement, the term “Company” includes the Company, the Company’s parents, subsidiaries, affiliates, and all related companies, as well as each of their respective current and former officers, directors, shareholders, members, managers, employees, agents, and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans, in each case, in their capacity as such.

8.          Prohibited Post-Employment Activities.  You acknowledge and agree that, effective as of the Separation Date: (a) You removed any reference to the Company as Your current employer from any source You control, either directly or indirectly, including, but not limited to, any Social Media such as LinkedIn, Facebook, Google+, Twitter and/or Instagram, and (b) You are not permitted to represent Yourself as currently being employed by the Company to any person or entity, including, but not limited to, on any Social Media. For purposes of this Section, “Social Media” means any form of electronic communication (such as Web sites for social networking and micro blogging) through which users create online communities to share information, ideas, personal messages and other content, such as videos.

9.        Entire Agreement.  This Agreement, together with the provisions of the Employment Agreement incorporated herein, constitutes the entire agreement between the Parties.  This Agreement supersedes any prior communications, agreements, or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment.  Other than the terms of this Agreement, no other representation, promise, or agreement has been made with You to cause You to sign this Agreement.

10.       Non-Interference.  Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between You and the Company, nothing in this Agreement or in any other agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

11.       Voluntary Agreement.  You acknowledge the validity of this Agreement and represent that You have the legal capacity to enter into this Agreement. You acknowledge and agree You have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

12.        Execution.  This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images, and it shall not be necessary that the signatures of all Parties hereto be contained on any one counterpart.  Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

14.       Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OF GEORGIA OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

If the terms set forth in this Agreement are acceptable, please initial each page, sign below and return the signed original to the Vice President, Human Resources Department, on or before the 21st day after You receive this Agreement.  If the Company does not receive a signed original on or before the 21st day after You receive this Agreement, then this offer is revoked, and You shall not be entitled to the consideration set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

Internap Corporation	Peter Aquino

By: Michael Sicoli	/s/ Peter Aquino

Its: Chief Executive Officer	Date: May 8, 2020

Date: May 8, 2020